UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A
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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934
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CONNECTONE BANCORP, INC.
(Exact name of registrant as specified in its charter)
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New Jersey	22-3412577
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

301 Sylvan Avenue
Englewood Cliffs, New Jersey	07632
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Depositary Shares (each representing a 1/40th interest in a share of 5.25% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.00 per share)	The Nasdaq Stock Market LLC
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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:
File No. 333-258093

Securities to be registered pursuant to Section 12(g) of the Act:
None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of 5.25% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, no par value per share (the “Preferred Stock”), of ConnectOne Bancorp, Inc. (the “Company”), with a liquidation preference of $1,000 per share of Preferred Stock (equivalent to $25 per Depositary Share). For a description of the Preferred Stock and the Depositary Shares, reference is made to the information set forth under the headings “Description of Preferred Stock” and “Description of Depositary Shares” in the Company’s prospectus supplement, dated August 12, 2021, to the prospectus, dated July 22, 2021, which constitutes a part of the Company’s Registration Statement on Form S-3 (File No. 333-258093), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2. Exhibits.

Exhibit
No.	Description
3.1	Restated Certificate of Incorporation of ConnectOne Bancorp, Inc., incorporated herein by reference from Exhibit 3.1 of Registrant's Current Report on Form 8-K, filed on May 22, 2020.
3.2	Certificate of Amendment designating the 5.25% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, of the Company, filed with the Department of the Treasury of the State of New Jersey and effective August 17, 2021
3.3	Amended and Restated Bylaws of ConnectOne Bancorp, Inc., incorporated herein by reference from Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed on December 21, 2018.
4.1	Form of certificate representing the 5.25% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A.
4.2	Deposit Agreement, dated as of August 19, 2021, by and among the Company, Broadridge Corporate Issuer Solutions, Inc., as Depositary, and the holders from time to time of the depositary receipts described therein.
4.3	Form of Depositary Receipt (included as Exhibit A to Exhibit 4.2 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ConnectOne Bancorp, Inc.

Date: August 19, 2021	By:	/s/ William S. Burns
William S. Burns
EVP & Chief Financial Officer